ATLLIB01  434895.1
                                 EXCLUSIVE SALES
                          AND DISTRIBUTORSHIP AGREEMENT

         THIS EXCLUSIVE SALES AND DISTRIBUTORSHIP AGREEMENT ("Agreement") is made as of the ____ day of October, 1997, by and between BIOSHIELD TECHNOLOGIES, INC., a Georgia corporation having a place of business at 4405 International Blvd., Suite B109, Norcross, Georgia 30093 ("Supplier"), and SANITARY COATING SYSTEMS, LLP., a Florida corporation having a place of business at 5030 Champion Blvd., Suite G6-264, Boca Raton, Florida 33496 ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Supplier has developed significant know-how and proprietary technology in connection with antimicrobial and biostatic products; and

         WHEREAS, Supplier desires to appoint Purchaser as its sole and exclusive Purchaser for sales of the products and distributor for the use, sale and marketing of said products in the coatings industry and Purchaser is willing to accept such appointment from Supplier on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto agree as follows:

         (A)      DEFINITIONS.

                (1)      The following terms shall have the following meanings:

         "Affiliate"   shall  mean,   with   respect  to  any   corporation   or
non-corporate business entity which controls is controlled by, or is under common control with a party to this Agreement.

       "Agreement" shall mean this Agreement, including all Attachments hereto.

         "Alliance Partner(s)" shall mean any third party including, but not limited to strategic partners, sublicenses, distributors, co-promotion or co-marketing partners: (1) to which Purchaser grants rights to make, incorporate, have made, use, import, offer for sale, distribute or sell Products or (ii) with which Purchaser enters into any supply contracts or service agreements pertaining to any Products.

         "Confidential Information" shall mean all non-public trade secrets, proprietary technology, know-how, or other proprietary business or technical information of a party hereto or an Affiliate of it heretofore or hereafter disclosed to any party or its Affiliates, but shall not include any information or document that (i) is or becomes in the public domain other than as a result of a disclosure by a party or an Affiliate of it to whom such information was supplied pursuant to this Agreement or any other agreement restricting the use or disclosure of such information or documents (other than a disclosure approved in writing by the party who, or whose Affiliate, supplied the information), (ii) was or becomes lawfully available to the party of its Affiliate to whom such information was supplied otherwise than by another party hereto, or (iii) was generated independently by the party or its Affiliate to whom such information was supplied without reference to non-public information furnished by another party hereto or an Affiliate of it.

         "Field of Use" shall mean the use of the Property in the coatings industry, including residential latex indoor/outdoor paints and stains; architectural and industrial paints, lacquer and maintenance coatings and finishes including alkyd, eurathane, enamel, epoxy, siloxaline and novalac products and systems, except textile coatings, anti-corrosion coatings, fire-resistant coatings, and seacoast and under water coatings.

         "Products" shall mean Supplier's total line of antimicrobial products which uses Supplier's Property, or at any time during the Term of this Agreement, formulated, conceived, processed, sold, offered for sale, treated, promoted, blended, manufactured or otherwise handled by Supplier for the designated end use in accordance with the Attachments hereto and such additions or deletions thereto as the parties may hereafter mutually agree.

         "Property" shall mean the Supplier's antimicrobial technology disclosed in any of its U.S. Patent Applications and related foreign patent applications, together with Supplier's antimicrobial technology being developed for which no patent application has been filed or for which no patent has issued, and all of Supplier's technical know-how and all enhancements, improvements and modifications to such antimicrobial technology that are developed or otherwise acquired by the Supplier before and during the Term of this Agreement for the exclusive end use application in accordance with the Attachments hereto and such additions or deletions thereto as the parties may hereafter mutually agree.

         "Person" shall mean a natural person, corporation, business trust, estate, trust, partnership, association, joint venture, government, governmental subdivision or agency, or other legal or commercial entity.

         "Sale" or "Sold" shall mean the sale, transfer, exchange or other dispositions of Products whether by gift or otherwise.

         "Territory" shall mean the entire world.

                  (2) Other Terms. Other capitalized terms shall have the meanings ascribed to them elsewhere in this Agreement.

         (B)      EXCLUSIVE SALES AGREEMENT.

                  (1) Grant of Right. Supplier hereby grants to Purchaser and its Affiliates an exclusive right to use, sell and market Products using the Property, now and hereinafter developed by the Supplier, in the Field of Use in the Territory during the Term of this Agreement as long as the conditions of C(6)(a) below are satisfied and reasonable efforts and volume minimums are maintained in accordance with Attachments II and III, as applicable.

                  (2) Notification. Purchaser shall notify Supplier promptly of the circumstances of any unauthorized possession, manufacture, sale, use or knowledge of any part of the Property.

                  (3)      Implementation by Supplier.

                           a) Information. Supplier agrees to cooperate with Purchaser to provide Purchaser and its Affiliates with such information necessary to utilize the Property and to provide Purchaser with technical support as may be necessary for Purchaser to effectively market the Products.

                           b) Pricing. Supplier shall develop a Property Price List which shall set forth the sales price of the Products to be purchased by Purchaser. An initial Property Price List is contained in Attachments II and III. Such prices include all royalty fees to be paid by Purchaser, and no additional royalty fee shall be paid by Purchaser, except as provided in Section C(4) below. Supplier may increase or decrease its prices on the Property Price List, upon reasonable notice to Purchaser.

                  (4)      Disclosure of Information.

                           (a) Sharing of Information. The parties agree to disclose such information to one another to the extent necessary to carry out the purposes of this Agreement; provided, however that no party shall be required to make any disclosure of any information in contravention of any legal obligation. Purchaser shall provide to Supplier, upon Supplier's written request, copies of any and all data and written reports relating to the Property, in reasonable detail to permit Supplier to continue research and development of the Property.

(b) Confidentiality. For the Term of this Agreement and a period of ten (10) years --------------- from the date of termination or expiration of this
Agreement for any reason whatsoever, and with respect to Confidential Information which may be deemed a trade secret, for so long as such Confidential Information remains a trade secret, each party hereto shall maintain as confidential all Confidential Information heretofore or hereafter disclosed by the other party, and shall not, directly or indirectly, disclose any such Confidential Information to any Person, corporation or entity other than those employees, agents, advisers, suppliers or consultants of such party whose duties justify the need to know such Confidential Information and then only on the basis of a clear understanding by such employees, agents, advisers, suppliers or consultants of their obligation to protect the confidentiality of such Confidential Information and to restrict the use of such Confidential Information. The recipient party shall be liable hereunder for any unauthorized disclosure by such employees, agents, advisers, suppliers or consultants. Moreover, neither party shall use, directly or indirectly, for its benefit or the benefit of any Affiliate or other person, corporation or entity any such Confidential Information except for the purpose specified herein. If a party hereto determines that a disclosure is required by law, that party shall give the other party supplying such Confidential Information prior written notice in order to provide such party an opportunity to seek an injunction or otherwise attempt to keep such information confidential. Except as provided otherwise herein, at the written request of the party supplying Confidential Information, the other party shall destroy or return any and all such data and information without retaining copies when this Agreement expires or terminates.

                           (c) Disclosure. Marketing the Property in the Field of Use within the Territory during the Term of this Agreement by Supplier without the express written consent of the Purchaser is prohibited.

                (5)        Representation and Warranties; Indemnification.

                           (a) Representations and Warranties. Supplier represents and warrants that (i) it possesses the right to grant the rights hereunder and that the exercise of rights hereunder and the use of the Property in the Field of Use does not infringe upon the rights of third parties; and (ii) the Products delivered by it pursuant to this Agreement shall be in accordance with the Supplier's product specifications and other technical information as published from time to time.

(b) Indemnification. Supplier agrees to indemnify Purchaser and its Affiliates --------------- against liabilities, losses, costs, damages and expenses (including, without limitation, court costs and attorneys' fees) relating to any action against Purchaser arising from a breach of the warranty above, provided, however, such -------- ------- liabilities, losses, costs, damages and expenses were not caused by Purchaser's or its Affiliates' enhancements, improvements, or modifications to the Property or by Purchaser's or its Affiliates' acting in a manner inconsistent with this Agreement, and provided Purchaser or its Affiliates, as applicable, has promptly notified Supplier with respect to such claim. Failure of Purchaser or its Affiliates to so notify Supplier promptly of any such claim shall not relieve Supplier of its indemnification obligation hereunder, except to the extent such failure has prejudiced or impeded Purchaser's ability to defend or settle such claims.

(c) Infringement Action. If any notice is given to Purchaser, or any suit is -------------------- brought against Purchaser by a third party, charging infringement of a patent due to the using or selling of the Property, Purchaser shall give Supplier prompt written notice thereof. The parties shall promptly thereafter discuss the course of action to be followed and shall attempt to decide by written agreement to either (i) make modifications which will avoid infringement of such patent without significantly affecting the economics of Purchaser's operations, or (ii) accept a license for Purchaser under such patent, or (iii) contest the alleged infringement. If the alleged infringement is contested, Supplier shall have control of any such litigation through counsel of its choice. Purchaser shall cooperate with Supplier in any litigation arising out of such alleged infringement, and shall, upon reasonable notice, make available its employees, officers, directors or managers to testify when requested by Supplier and shall make available to Supplier all relevant papers, records, information, data and the like.
                           (d) Limitations on Liability Relating to Property. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, RELATING TO THE PROPERTY, ALL OF WHICH HEREBY ARE EXPRESSLY DISCLAIMED.

                           (e) Prior Disclosure. Except for pilot study information and information in any issued patent, Supplier has not disclosed the Property to any other party in the Field of Use.

         (C)      EXCLUSIVE DISTRIBUTORSHIP AGREEMENT.

                  (1) Appointment of Distributor of Products. Supplier hereby appoints Purchaser, for the Term hereof, as sole and exclusive distributor for the use, sale and marketing of Supplier's Products in the Field of Use in the Territory. Supplier shall not sell or cause to be sold, directly or indirectly, or appoint any other distributor or agent for the sale of such Products in the Territory, as long as the conditions in C(4) below are satisfied and reasonable efforts are maintained and volume projections are met in accordance with Attachments II and III, as applicable.

                  (2) Obligations of Purchaser. Purchaser agrees:

                           (a) To use best efforts in the sale of Products in the Field of Use, maintain an effective sales force and to provide professional service to its customers. For purposes of this Agreement, "best efforts" shall mean that the Purchaser shall use efforts consistent with those used by other comparable companies in the United States;

                           (b) Not to make any representations or warranties concerning Products, except with the express prior written authorization of Supplier;

                           (c) To provide annual sales forecasts and such other reports as Supplier may reasonably request from time to time;

                           (d) To use best efforts to promote and sell Supplier's cleaning and maintenance products to its customers;

                               (e) To have the Supplier's name and trademarks included in all product labeling and advertising; and

(f) To timely make all payments for product purchases and royalty fees due under the provisions of Section 4 below.
                  (3) Shipments. Times and amounts of individual shipments will be established by Purchaser's purchase orders. Supplier will make shipment in steel or plastic drums or containers or in tank truck or tank cars, as requested by Purchaser and agreed by Supplier, in accordance with Supplier's packaging and transportation terms in effect at time of shipment. Title to and risk of loss of Products shall pass to Purchaser at point of shipment.

                           (4)       Payments by Purchaser.

(a) Price. Purchaser agrees to pay for all Products shipped by Supplier hereunder ------ the prices shown on Supplier's price lists in effect at the time of shipment, and in accordance with Attachments II and III, at the terms and less volume or other discounts as agreed to by the parties. Price reductions, including, but not limited to, volume and other discounts, shall be effective immediately upon announcement. All sales terms are FOB (as defined in INCOTERMS 1990, ICC Publication No. 460) Supplier's manufacturing facility unless otherwise noted. For shipments outside of the United States, title to Products will pass to Purchaser immediately upon entering the foreign country of destination.
                           (b)      Royalties.

                                    (1)  Signing  Fee.  Purchaser  agrees to pay
                                    Supplier a signing fee in the amount of $50,000 within thirty (30) days of execution of this Agreement.

                                    (2) Running Royalty. Purchaser agrees to pay to the Supplier a royalty equal to ten percent (10%) of the net Selling Price of any Product, Services, and Consulting Fees earned by the Purchaser, less the cost of the Products, on any all Products sold by the Purchaser. The royalty payments will be due at the conclusion of each quarter of the fiscal year of the Purchaser commencing at the conclusion of the first quarter of 1998.


                                    (3) Annual  Minimum  Royalty.  Commencing on
                           January 1, 1998 and for each calendar year during the term of this Agreement, Purchaser agrees to make a payment to Supplier together with its quarterly report activities as required herein, equal to the difference between the Annual Minimum Payment indicated below, and the total of the running royalty and other fees paid to Supplier during the Calendar year. The payments will be made within forty-five
                           (45) days of the close of each quarterly period.

                    Calendar Year                               Annual Minimum
                    1/1/98 - 12/31/98                           $75,000
                    1/1/99 - 12/31/99                           $150,000
                    1/1/2000 - 12/31/2000                       $200,000
                    1/1/2001 - 12/31/2001                       $250,000
                    1/1/2002 - 12/31/2002                       $300,000
                    1/1/2003 - 12/31/2003                       $400,000
                    1/1/2004 - 12/31/2004                       $500,000
                    1/1/2005 - 12/31/2004                       $600,000
                    1/1/2006 - 12/31/2006                       $700,000
                    1/1/2007 - 12/31/2007                       $800,000
                    1/1/2008 - 12/31/2008                       $1,000,000

                           (c)       Other Payments.

                                    Research  and  Development  Fee.   Purchaser
                           agrees to pay Supplier the sum of $50,000 over a period of twenty-four (24) months from the date of this Agreement, in equal payments per month, to be used by the Supplier for research and development of products, product improvement and patent execution for the Purchaser.

                  (5)      Payment Terms.

                           (a) Invoices. Purchaser agrees to pay Supplier's invoices within thirty (30) days from the date thereof.

                           (b)      Royalties.   Purchaser  agrees  to  pay  all
                                    royalties under this Agreement with the Fiscal Report, within forty-five (45) days of the close of the quarterly period in which the royalty payment is due.

                  (6) Financial Responsibility. Should the Supplier reasonably be concerned with respect to the Purchaser's financial responsibility, Supplier shall first provide written notice of such concerns to Purchaser, together with a request for assurances by Purchaser that invoices shall be paid in accordance with this Agreement. Should Purchaser fail to provide such assurances to Supplier within fifteen (15) days after receipt of the request, Supplier shall have the right, apart from any other legal remedy, to require Purchaser to pay for Products in advance as ordered, and to cancel orders or delay shipments to Purchaser or its customers for which no payment has been made, until payment is made.

                  (7) Fiscal Reports. During the term of this Agreement, Purchaser shall furnish, or cause to be furnished, to Supplier, written fiscal reports on a quarterly basis showing (a) the gross selling price of all Products sold by Purchaser during the reporting period and the net Selling Price less the cost of the Products; and (b) royalties in Dollars, which have been accrued hereunder in respect to such sales. Quarterly reports shall be due within forty-five (45) days of the close of each quarter, except for quarterly reports which close a calendar year which shall be due within ninety (90) days after year end.

                  (8) Patent Execution. Supplier shall be primarily responsible for all patent execution activities pertaining to the Product and the Field of Uses. Supplier shall select counsel, maintain and handle any litigation, interference, or any action pertaining to the validity, enforceability, allowability or subsistence of all such patents.

                  (9)      General Terms and Conditions.

(a) Term. Unless sooner terminated as otherwise provided in this Agreement, the ----- term of this Agreement shall commence the date of this Agreement and shall continue in full force and effect for ten (10) years (the "Term"), and shall be renewable for additional 10 year periods as agreed by the parties. This Agreement may be automatically terminated by the Supplier upon the occurrence of any one or more of the following events, provided that the Supplier has given Purchaser written notice of the event within fourteen (14) days of the event's occurrence and Purchaser has failed to cure the breach described in such notice within sixty (60) days of receipt of such notice: (i) failure of the Purchaser to make any payment required pursuant to this Agreement; (ii) failure of the Purchaser to render reports to Supplier as required by this Agreement; and (iii) the institution of any proceedings by the Purchaser under any bankruptcy, insolvency, or moratorium law, or any assignment by Purchaser of substantially all of its assets for the benefit of creditors. Upon termination for any reason, this Agreement shall continue in force and effect as necessary for the parties hereto to perform their respective obligations to third parties (existing at the time of such termination) relating to this Agreement.

                           (b) Advertising. Nothing in this Agreement shall be construed as conferring to Purchaser a right to use in advertising, publicity, or otherwise any trademark, trade name, trade dress, or trade designation of Supplier without Supplier's prior written consent.

                           (c) No Partnership. Purchaser shall be for all purposes an independent, contractor, and not an employee or agent of Supplier. Purchaser assumes full responsibility for, and will hold Supplier harmless against, all payments required by any authority for, to or on behalf of Purchaser's employees or agents. Purchaser is not authorized or empowered in any manner to accept service or other notice addressed to it in any manner upon Supplier or to submit Supplier to the jurisdiction of any court or government agency whatever.

(d) Force Majeure. Failure of Supplier or Purchaser to order, to take, or to make -------------- any one or more deliveries, if occasioned by any cause beyond the reasonable control of either of said parties of any nature, character, or kind whatsoever, shall not affect the remainder of this Agreement, nor subject the one so failing to any liability to the other because thereof. Without limiting the liability of the foregoing language, such causes shall include fire, storm, flood, acts of God, war, explosion, sabotage, strikes or other labor trouble, embargo, expropriation of plant, Product and/or raw materials in whole or in part by Federal or State authorities, acts of the Federal Government, any State or local Government, or any agency thereof, and any other like occurrence causing extreme interference with the production or transportation of Products.

(e) Information. Purchaser agrees that it will supply to all of its customers ----------- Product information as provided by Supplier. Purchaser will rely solely on Supplier's representations regarding the safety, strength, storage, environmental and other aspects of the Products. Such information includes material safety data sheets, product specification bulletins and other information appropriate to the customer's specific operations. Purchaser agrees to place Supplier-approved labels on drums filled by Purchaser on Purchaser's storage tanks and to recommend that its customers for Products use such labels on all of their drums and storage vessels. Supplier will also supply additional information for safe and legal shipping as needed by the Purchaser's customers.

                           (f) Reconsignment. If shipment is made in tank cars or tank trucks furnished by Supplier, Purchaser will unload said shipments promptly after placement by carrier, and no reconsignment of Supplier's tank cars or tank trucks shall be made by Purchaser without the written consent of Supplier.

                           (g) Insurance. Supplier shall maintain appropriate general and product liability insurance in respect of the sale of the Products in North America and Mexico in an amount to be agreed upon by the parties. Supplier shall cause Purchaser to be named a co-insured on such insurance policy and shall, at the request of Purchaser, provide certificates of insurance to such effect.

                           (h) Taxes. Each party shall be responsible for income, franchise, gross receipts, occupational, ad valorem property, and other similar levies imposed on its income or fixed assets, as well as any interest, penalties or fines incurred in connection with a tax or other levy that is for that party's account hereunder, unless such interest, penalty or fine is the result of the fault or neglect of the other party.

(i) No Waiver. Failure or delay by either party to insist on the strict ---------- performance of any covenant, term, provision or condition hereunder, or to exercise any right herein contained, or to pursue any claim arising herefrom, will not constitute or be construed as a waiver of such covenant, term, provision, condition, claim or right. Any waiver by either party will not constitute or be construed as a waiver of such covenant, term, provision, condition, claim or right. Any waiver by either party will not constitute or be construed a continuing waiver of any subsequent default.
(j) Assignment. Neither Supplier nor Purchaser shall assign this Agreement nor any ---------- rights or interests hereunder to any Person, firm or corporation without the prior written consent of the other party, except that, without such consent, Purchaser may assign this Agreement to any parent or subsidiary of Purchaser or any subsidiary of its parent entity or to any corporation that succeeds substantially to all of its business with respect to the Products by merger, sale of assets, or otherwise. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective representatives, successors and permitted assigns.

                           (k) Sub-Distributors. Purchaser shall be entitled, without Supplier's prior consent, to appoint sub-distributors or agents in respect of the Products anywhere in the Territory so long as sub-distributors comply with the provisions of this Agreement.

(1) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Georgia.

(m) Arbitration. Any controversy or claim (whether such claim sounds in contract, ----------- tort, discrimination, or otherwise) arising out of or relating to this Agreement, or the breach thereof, or the commercial or economic relationship of the parties hereto, shall be settled by binding arbitration in Atlanta, Georgia in accordance with the Expedited Procedures (Rules 53-57) of the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C.ss.ss.1-16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result. A proceeding shall be commenced upon written demand by Purchaser or Supplier to the other. The arbitrator(s) shall enter a judgment by default against any party which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (1) arbitrator, unless the amount alleged to be in dispute exceeds two hundred fifty thousand dollars ($250,000), in which case three (3) arbitrators shall preside. The arbitrator(s) will be chosen by the parties from a list provided by the AAA, and if they are unable to agree within ten (10) days, the AAA shall select the arbitrator(s). The arbitrators must be experts in licensing and distributorship law. The arbitrators shall assess costs and expenses of the arbitration, including all attorneys' and experts' fees, as the arbitrators believe is appropriate in light of the merits of the parties' respective positions in the issues in dispute. Each party submits irrevocably to the jurisdiction of any state court sitting in Gwinnett County, Georgia or to the United States District Court for the Northern District of Georgia for the purposes of enforcement of any discovery order, judgment or award in connection with such arbitration. The award of the arbitrator(s) shall be final and binding upon the parties and may be enforced in any court having jurisdiction. The arbitration shall be held in such place as set by the arbitrator(s) in accordance with Rule 55.
(n) Entire Agreement; Modification. This Agreement constitutes the entire ---------------------------------- agreement between the parties (including Attachments II and III) relating to the subject matter hereof. Any previous agreements or representations, including those covering credit terms, freight allowances and waivers of any other standard charges, are hereby declared void. Any modification of or addition to this Agreement must be expressly agreed to by the parties in writing, and may not be effected by purchase order, sales confirmation, acknowledgment or similar forms.

                           (o) Enforceability. In the event any provision of this Agreement shall be declared unenforceable, such provision shall be deemed severed from this Agreement and the parties shall meet and negotiate in good faith to replace such unenforceable provision with another provision intending to carry out the intent of the unenforceable provision to the extent permitted by applicable law.

(p) Notices. All notices, requests and other communications hereunder shall be in ------- writing and shall be deemed given and effective five (5) business days after being mailed first class, certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below, or two (2) days after being sent by overnight courier, telex, or telecopy (by a machine that indicates the telex or telecopy number of the machine to whom such communication is sent and the receipt by such machine of such communication) to the address or telecopy number first above written, or, in each case, at such other address or to such other person as the party may specify in writing.

                           (q) Headings; Counterparts. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this EXCLUSIVE SALES AND DISTRIBUTORSHIP AGREEMENT as of the date first above written.

SUPPLIER:                                          PURCHASER:
BIOSHIELD TECHNOLOGIES,                           Sanitary Coating Systems, LLP
INC., a Georgia corporation                       a Florida corporation


By: __________________________________   By: ___________________________________
Title: _________________________________Title: _________________________________

[CORPORATE SEAL]                                            [CORPORATE SEAL]

                           ATTACHMENT I
             General Terms and Conditions of Distributorship Agreement

A. Nothing in this Agreement shall be construed as conferring a right to use in advertising, publicity, or otherwise any trademark, trade name, trade dress, or trade designation of BioShield.

B. Purchaser shall be for all purposes an independent contractor, and not an employee or agent of BioShield. Purchaser may not bind BioShield on any matter. Purchaser assumes full responsibility for, and will hold BioShield harmless against, all payments required by any authority for, to or on behalf of Purchaser's employees or agents. Purchaser is not authorized or empowered in any manner to accept service or other notice addressed to it in any manner upon BioShield or submitting BioShield to the jurisdiction of any court or government agency whatever.

C. Failure of Purchaser to order or to take, or of BioShield to make, any one or more deliveries, if occasioned by any cause beyond the reasonable control of either of said parties of any nature, character, or kind whatsoever, shall not affect the remainder of this Agreement, nor subject the one so failing to any liability to the other because thereof and, Purchaser may purchase else where the product required by it during the period or periods of BioShield's failure to make deliveries if occasioned by any such cause or causes. Without limiting the liability of the foregoing languages, such causes shall include: fire, storm, flood, act of God, war, explosion, sabotage, strike or other labor trouble, shortage of labor and/or raw materials, utilities, fuel and/or energy, embargo, car shortage, accident, expropriation of plant, Product and/or raw materials in whole or in part by Federal or State authority, inability to secure machinery and/or other equipment for the manufacture of Product, acts of the Federal Government, any State or local Government, or any agency thereof and, any other like cause interfering with the production, transportation or consumption of Product.
D. In the event of a shortage or anticipated shortage of Product and/or delay in shipment or delivery occasioned by any of the causes before mentioned or any like causes, BioShield will endeavor to allocate equitably the available Product among its customers and distributors, to BioShield's own internal use and to the use of its affiliates. In the case of a shortage or anticipated shortage of labor, raw materials, utilities, fuel or energy. BioShield will endeavor to allocate equitably the available labor, raw materials, utilities, fuel and energy to use in the product covered by this contract to BioShield's own internal use, to the use of its affiliates and to the use in other products. The equity of any such allocations made by BioShield in the exercise of its discretion shall be conclusive and binding upon Purchaser. BioShield shall not be obligated to make up any deficiencies hereunder due to any such cause except by written mutual agreement of the parties hereto.

E. Purchaser agrees that it will supply to all of its customers Product information which impacts upon the medical, safety, and environmental aspects of handling, storing and using such Products. Such information includes material safety data sheets, product specification bulletins and other information appropriate to the customer's specific operations. Purchaser further agrees to place proper BioShield, or BioShield approved, labels on drums filled by Purchaser, on Purchaser's storage tanks and to recommend that its customers for Products use such labels on all of their drums and storage vessels. Purchaser will also supply additional information for safe and legal shipping as needed by his customers for Product.

F. If shipment is made in tank cars or tank trucks furnished by BioShield, Purchaser will unload said shipments promptly after placement by carrier and no reconsignment of BioShield's tank cars or tank trucks shall be made by Purchaser without the written consent of BioShield. Tank cars or tank trucks held by Purchaser in excess of BioShield's published schedule of demurrage free time will be subject to demurrage at rates in Attachment II and III hereto.

G. BIOSHIELD MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING NO WARRANTY OF MERCHANTABILITY, EXCEPT THAT THE PRODUCT SOLD HEREUNDER SHALL BE FROM BIOSHIELD'S STANDARD PRODUCTION THEREOF AND MEET BIOSHIELD'S PUBLISHED SPECIFICATION; AND, PURCHASER ASSUMES ALL RISK AND LIABILITY FOR RESULTS OBTAINED BY THE USE OF THE PRODUCTS COVERED BY THIS AGREEMENT, WHETHER USED SINGLY OR IN CONJUNCTION WITH OTHER MATERIALS EXCEPT AS PROVIDED IN SECTION B(6) OF THIS AGREEMENT..

H. NO CLAIM OF ANY KIND, WHETHER AS TO THE PRODUCT DELIVERED OR FOR NON-DELIVERY OF THE PRODUCT, OR OTHERWISE, SHALL BE GREATER IN AMOUNT THAN THE PURCHASE PRICE OF THE PRODUCT IN RESPECT OF WHICH SUCH DAMAGES ARE CLAIMED; AND, FAILURE TO GIVE NOTICE OF CLAIM WITHIN THIRTY (30) DAYS FROM DATE OF DELIVERY, OR THE DATE FIXED FOR DELIVERY, RESPECTIVELY, SHALL CONSTITUTE A WAIVER BY THE PURCHASER OF ALL CLAIMS WITH RESPECT THERETO. IN NO EVENT WILL BIOSHIELD BE LIABLE FOR LOSS OF PROFITS OR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF PURCHASER OR PURCHASER'S CUSTOMERS EXCEPT AS PROVIDED IN SECTION B(6) OF THIS AGREEMENT.
I. Any increase of the costs to manufacture, or to store, transport or handle at BioShield's or its affiliates' facilities, either the products sold hereunder or materials used in the manufacture of products sold hereunder, whether paid by BioShield or an affiliate and caused by any increase in existing or the imposition of any new taxes, excises, duties, environmental, superfund (excise), or other governmental charges of any kind (imposed by any national, state or municipal government or any agency or political subdivision thereof) shall be added to the sales price and paid by Purchaser. Further, any taxes, excises, duties, environmental, superfund (excise), or other governmental charges of any kind imposed upon the sale or purchase, transportation, loading or off-loading, storage, importation or use of products sold hereunder, or any services rendered in connection thereof, shall be paid by Purchaser. Each party shall, however, be responsible for income, franchise, gross receipts, occupational, ad valorem property, AMT superfund, and other similar levies imposed on its income or fixed assets, as well as any interest, penalties or fines incurred in connection with a tax or other levy that is for that party's account hereunder, unless such interest, penalty or fine is the result of the fault or neglect of the other party.

         Purchaser shall furnish to BioShield all exemption certificates for which it is entitled or authorized to issue with respect to any tax imposed on the manufacture, sales, purchase, transportation, handling or use of the product sold hereunder.

J. Failure or delay by either party to insist on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, or to pursue any claim arising herefrom, will not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right. Any waiver by either party will not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right. Any waiver by either party will not constitute or be construed a continuing waiver of any subsequent default.

K. This Agreement shall not be transferred or assigned by either party without the written consent of the other party, except that BioShield may transfer or assign this Agreement to a subsidiary or affiliate of BioShield, or to a successor to the portion of BioShield's business covered by this Agreement.

L. Notice to either party under any provision of this Agreement shall be deemed good and sufficient if sent by registered or certified mail to the last known post office address of such party, and shall be effective upon the date of such mailing, otherwise on receipt.

M. This Agreement shall be construed in accordance with the laws of the state of Georgia.

N. This Agreement constitutes the entire contract between the parties concerning sale or purchase of Product. Any previous agreements or representations including those covering credit terms, freight allowances and waivers of any other standard charges, are hereby declared void. Any modification of or addition to this Agreement must be expressly agreed to by the parties in writing, and may not be effected by purchase order, sales confirmation, acknowledgment or similar forms; provided, however, that BioShield may from time to time modify Attachments I, II and/or III, which Attachments are incorporated into this Agreement by reference, and the modified terms and conditions of said Attachments will apply to this Agreement, from and after the date set forth in the notice of modification.

                                  Attachment II

                               PRODUCT SUPPLEMENT

Purchaser:                                  Date of this Supplement: 10/00/97
                                         Superseded Supplement Date: 00/00/00
                                        Date of Purchaser Agreement: 10/00/97

1.    Products
      AM 500
      SB 3651 P
      AM 36.01
      SP8260L

Estimated Annual Requirements
1998 - 2008   See Agreement

2. Purchaser's "Territory for the above products are "The World".

3 Purchaser may resell Products into the following markets: Coatings Industry

4.    List Price (all 5 gallon pales add $6.00)


AM500                                    SB 3651 P                              AM 36.01
-----
5 Gallon Pale        $6.50/LB            5 Gallon Pale      $24.00LB            5 Gallon Pale       $21.00/LB
1-4 Drums            $6.00/LB            1-4 Drums          $22.00/LB           1-5 Drums           $18.00/LB
5-49 Drums           $5.50/LB            5-49 Drums         $21.00/LB           5-49 Drums          $17.00/LB
50-80 Drums          $5.00/LB            50-80 Drums        $20.50/LB           50-80 Drums         $16.00/LB

SP8260C
0-20 drums           $35.00/LB.
21 + drums           $33.00/LB.



5.       Purchaser's volume discounts from list price are as follows:

1-48 drums - 10% Discount
49 + drums - 35 % Discount

Received on: _________________________      Purchaser:_________________________

                                          By:_________________________________